UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 11, 2005

HYTEK MICROSYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California	0-11880	94-2234140
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Hot Springs Road

Carson City, NV 89706

(Address of principal executive offices, including zip code)

(775) 883-0820

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 11, 2005, Hytek Microsystems, Inc., a California corporation (the “Company”), Natel Engineering Company, Inc., a California company (“Natel”), and Natel Merger Sub, a California company (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), as announced in the attached joint press release. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Natel. The Board of Directors of the Company has approved the Merger and has recommended that the Company’s shareholders approve the Merger.

In connection with the Merger, each share of Company common stock that is outstanding at the effective time of the Merger (the “Effective Time”) will be converted into the right to receive $2.00, without interest. Each option to purchase Company common stock that is outstanding at the Effective Time will be converted into the right to receive an amount equal to the product of (A) the total number of shares of Company common stock previously subject to the option and (B) the excess, if any, of $2.00 over the exercise price per share of company common stock previously subject to the option.

The completion of the Merger is subject to various closing conditions, including obtaining the approval of the shareholders of the Company and customary closing conditions.

Concurrently with the execution of the Merger Agreement, John F. Cole, the Chief Executive Officer, Philip S. Bushnell, the Chief Financial Officer, and certain employees of the Company entered into individual agreements with the Company, whereby the Company granted each such employee the right to receive certain benefits upon termination of such employee’s employment with the Company within a certain period of time following the Merger.

The severance agreement for Mr. Cole provides that if his employment is terminated without “Cause” (as defined in the severance agreement) or if he resigns after a “Salary Reduction” (as defined in the severance agreement), he will be entitled to receive: (i) during the first year following the consummation of the Merger, a payment equal to 52 weeks of base wages and continued health benefits for a period of 52 weeks; or (ii) during the second year following the consummation of the Merger, a payment equal to 26 weeks of base wages and continued health benefits for a period of 26 weeks.

The severance agreement for Mr. Bushnell provides that if his employment is terminated without “Cause” or if he resigns after a “Salary Reduction”, he will be entitled to receive: (i) during the first year following the consummation of the Merger, a payment equal to 39 weeks of base wages and continued health benefits for a period of 39 weeks; or (ii) during the second year following the consummation of the Merger, a payment equal to 19.5 weeks of base wages and continued health benefits for a period of 19.5 weeks.

The severance agreements also provide that if Mr. Cole or Mr. Bushnell terminates his employment for “Good Reason” (as defined in the severance agreement), each will be entitled to receive:

•	during the first year following the consummation of the Merger, a payment equal to one-half of his base wages he is entitled to receive if terminated without “Cause” in the first year; or

•	during the second year following the consummation of the Merger, a payment equal to one-half of his base wages he is entitled to receive if terminated without “Cause” in the second year.

The severance payments and continued benefits will be subject to each employee entering into (and not subsequently revoking) a general release of claims, which includes a non-disparagement provision.

A copy of the Merger Agreement is attached to this Current Report as Exhibit 2.1. Reference is made to the Merger Agreement for the details of the proposed transaction.

A copy of the joint press release is attached to this Current Report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and among the Company, Natel Engineering Company, Inc. and Natel Merger Sub dated February 11, 2005.

99.1	Joint Press release issued by Hytek Microsystems, Inc. and Natel Engineering Company, Inc. dated February 14, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYTEK MICROSYSTEMS, INC.
Date: February 14, 2005
	By:	/s/ Philip S. Bushnell
Philip S. Bushnell Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and among the Company, Natel Engineering Company, Inc. and Natel Merger Sub dated February 11, 2005.

99.1	Joint Press release issued by Hytek Microsystems, Inc. and Natel Engineering Company, Inc. dated February 14, 2005.